UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKER-HANNIFIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0451060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

(Address of Principal Executive Offices, Including Zip Code)

Parker-Hannifin Corporation

Amended and Restated 2016 Omnibus Stock Incentive Plan

(Full Title of the Plan)

Joseph R. Leonti

Vice President, General Counsel and Secretary

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

(216) 896-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.50 per share	7,800,000	$198.30	$1,546,740,000	$200,766.85

(1)

Represents the number of shares of Common Stock of Parker-Hannifin Corporation (the “Registrant”), par value $0.50 per share (“Common Shares”), that may be issued under the Parker-Hannifin Corporation Amended and Restated 2016 Omnibus Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may be issuable pursuant to anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of calculating the aggregate offering price and registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act based on the average of the high and low sale prices of the Common Shares as reported on the New York Stock Exchange on January 31, 2020.

Explanatory Note

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (Registration No. 333-215107) as filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2016 to register Common Shares to be issued pursuant to the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan are hereby incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth herein. This Registration Statement on Form S-8 is filed for the purpose of registering an additional 7,800,000 Common Shares under the Plan.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended June  30, 2019, filed with the SEC on August 23, 2019;

2. Quarterly Reports on Form 10-Q for the quarters ended September 30, 2019 and December 31, 2019, filed with the SEC on November  6, 2019 and February 5, 2020, respectively;

3. Current Reports on Form 8-K, filed with the SEC on July 29, 2019, August 19, 2019, September 6, 2019, September 16, 2019, October 28, 2019 and October 29, 2019; and

4. The description of the Common Shares, contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on September 8, 1967, and all amendments and reports filed with the SEC for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the filing of this Registration Statement but prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 6. Indemnification of Directors and Officers.

Article VII of our regulations, as amended and restated, provides that we will indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law, as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of ours, or is or was serving at our request as a director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our regulations, as amended and restated, is not exclusive of any other rights to which any person seeking indemnification may be entitled under our amended articles of incorporation or our regulations, as amended and restated, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 1701.13(E) of the Ohio Revised Code provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide that we will indemnify and hold harmless our directors and executive officers to the full extent permitted by law and subject to other specified limitations against any and all expenses actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Parker), or settlement of such action, suit or proceeding, against them by reason of actions taken or not taken in such capacity.

We currently maintain insurance coverage for the benefit of directors and executive officers with respect to many types of claims that may be made against them; however, there is no assurance of the continuation or renewal of such insurance.

Item 8. Exhibits.

EXHIBIT NO.	EXHIBIT DESCRIPTION

4(a)	Amended Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3(a) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 2016 (File No. 1-4982).

4(b)	Regulations, Amended and Restated as of January 24, 2019, of the Registrant, incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2018 (File No. 1-4982).

4(c)	Parker-Hannifin Corporation Amended and Restated 2016 Omnibus Stock Incentive Plan effective as of October 23, 2019, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 28, 2019 (File No. 1-4982).

23	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24	Power of Attorney.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 6th day of February, 2020.

PARKER-HANNIFIN CORPORATION

By:	/s/ Joseph R. Leonti
Joseph R. Leonti
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Thomas L. Williams	Chairman and Chief Executive Officer (Principal Executive Officer)	February 6, 2020

* Catherine A. Suever	Executive Vice President – Finance & Administration and Chief Financial Officer (Principal Financial Officer)	February 6, 2020

* Todd M. Leombruno	Vice President and Controller (Principal Accounting Officer)	February 6, 2020

* Lee C. Banks	Director, President and Chief Operating Officer	February 6, 2020

* Robert G. Bohn	Director	February 6, 2020

* Linda A. Harty	Director	February 6, 2020

* Kevin A. Lobo	Director	February 6, 2020

* Candy M. Obourn	Director	February 6, 2020

* Joseph Scaminace	Director	February 6, 2020

* Åke Svensson	Director	February 6, 2020

* Laura K. Thompson	Director	February 6, 2020

Signature	Title	Date

* James R. Verrier	Director	February 6, 2020

* James L. Wainscott	Director	February 6, 2020

*

Joseph R. Leonti, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers of the Registrant which have been filed with the SEC on behalf of such officers and directors.

February 6, 2020	By:	/s/ Joseph R. Leonti
Joseph R. Leonti
Attorney-in-Fact